EXHIBIT 10.8

AMENDED AND RESTATED SUPPLY AGREEMENT

This AMENDED AND RESTATED SUPPLY AGREEMENT (this “Agreement”) dated as of January 28, 2005 is made by and between LFS-MERGER SUB, INC., a Texas corporation (“LFS”), MOULIN INTERNATIONAL HOLDINGS LIMITED, a Bermuda company (“Moulin”), and, solely for the purposes of Section 14(b) hereof, Golden Gate Private Equity, Inc. (“Golden Gate”). LFS and Moulin are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Moulin is a manufacturer of sunglasses, ophthalmic frames, reading glasses and other eyewear accessories;

WHEREAS, Eye Care Centers of America, Inc. (“ECCA”) is in the business of operating retail eyewear product stores;

WHEREAS, LFS, which is an indirectly wholly-owned subsidiary of Moulin, will merge with and into ECCA pursuant to the terms of that certain Agreement and Plan of Merger dated as of December 2, 2004 among LFS, ECCA Holdings Corporation and ECCA (the “Merger Agreement”);

WHEREAS, the Parties believe that their mutual interests will be served, if they enter into a long-term supply contract pursuant to which Moulin will supply LFS with sunglasses, ophthalmic frames, reading glasses and other eyewear products and accessories (“Products”);

WHEREAS, the Parties entered into the Supply Agreement dated as of December 2, 2004 (the “Existing Supply Agreement”); and

WHEREAS, the Parties desire to amend and restate the Existing Supply Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE in consideration of the premises and their mutual agreements set forth herein, the Parties agree as follows:

1. Purchase Orders. LFS shall have the right to purchase the Products from Moulin upon the terms and subject to the conditions of this Agreement. From time to time LFS shall purchase the Products that are ordered by it pursuant to LFS’s standard form purchase orders in the form attached hereto as Exhibit A issued to Moulin (“Purchase Orders”). A Purchase Order that has been duly issued by LFS and accepted by Moulin shall be incorporated by reference in and be a part of this Agreement in the same manner and to the same extent as if fully set forth herein. Moulin shall accept each Purchase Order in a writing addressed to LFS in which it confirms the delivery date of the Products covered by the Purchase Order; provided, that LFS reserves the right up to sixty (60) days prior to the requested delivery date to request the color for, or change the color of, the Products subject to a Purchase Order. Moulin shall use its reasonable commercial efforts to set delivery dates for the Products within the period requested in the Purchase Order. Notwithstanding the foregoing, in the event that Moulin does not deliver Products on or prior to the forty-fifth (45th) day after the delivery date set forth in the applicable Purchase Order, LFS may refuse the delivery of such Products. LFS shall not be responsible for any fees, costs or expenses incurred by Moulin in connection with such refusal of Products.

2. Forecasts. In order to (i) assist LFS in maintaining appropriate product levels and lead times and (ii) assist Moulin in scheduling and quantifying its purchases of raw materials and semi-finished products and scheduling its production runs, LFS shall from time to time provide Moulin with non-binding forecasts of its anticipated future purchases of Products for the six month period immediately following the date of such forecast. To assist Moulin in determining the extent to which it may choose to rely on an LFS forecast, upon Moulin’s written request, LFS will promptly communicate to Moulin in writing the assumptions underlying such forecast (it being understood that Moulin’s reliance on any forecast will be at its own risk and LFS shall have no liability based on any forecast).

3. Pricing and Terms. Prices for the Products shall be based on Moulin’s then-current price list as furnished to LFS from time to time; provided, however, that all sales of Products hereunder shall be on economic terms and conditions that are no less favorable to LFS than the economic terms and conditions (including pricing, delivery, terms of payment, risk of loss and warranties) applicable to any other person, entity or company (“Person”) to which Moulin, directly or indirectly through any of its subsidiaries, sells or provides Products. Notwithstanding the foregoing, in the case Moulin purchases or otherwise acquires Products from a third party manufacturer, supplier or vendor in Asia (the “Third Party Manufactured Products”) and sells such Third Party Manufactured Products to ECCA, the purchase price to be paid by ECCA shall be equal to the price paid by Moulin for such Third Party Manufactured Products; provided, however, that ECCA shall pay the documented duties and freight costs directly and reasonably incurred by Moulin in connection with its purchase of Third Party Manufactured Products from Moulin.

4. Terms and Conditions of Sales. All sales of Products hereunder shall be subject to the following terms and conditions:

(a) Packing and Shipping. Unless otherwise specified in a Purchase Order, all Products shall be packaged, marked and otherwise prepared for shipment in a manner that is (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment at the lowest applicable freight rates, and (iii) adequate to reasonably assure safe arrival of the goods at the named destination and for storage prior to unpacking.

(b) Delivery and Acceptance. All Products will be delivered to ECCA’s warehouse in Shertz, Texas (or such other location specified by LFS in writing). LFS shall have a thirty (30) day period after delivery of a shipment to LFS’s warehouse or distribution facility to refuse to accept any shipment or portion of a shipment of Products, if the Products contained in the shipment do not conform to the Purchase Order. Refusal of acceptance shall be communicated by LFS in writing to Moulin during such thirty (30) day period. Moulin agrees that it shall pay to LFS a handling fee of U.S. $50 per man hour (rounded up to the nearest hour) for its efforts in connection with delivered products and shipments that do not conform to the terms of the applicable Purchase Order.

(c) Title and Risk of Loss. Title in and to the Products and risk of loss or damage to the Products shall pass to LFS upon delivery to ECCA’s warehouse in Shertz, Texas or such other location specified by LFS in writing as provided by subparagraph (b) above.

(d) Payment. Unless otherwise previously authorized in writing by LFS, terms of payment will be on an F.O.B. destination basis one hundred twenty (120) days net from the invoice date. Payments will be invoiced and paid in U.S. dollars.

(e) Taxes and Charges. All sales or excise taxes, customs duties or other governmental taxes, charges and fees applicable to the sale of the Products hereunder and all charges for freight and insurance relating to the transport of the products shall be separately stated on Moulin’s invoice, and shall be paid by LFS, or if paid by Moulin, shall be reimbursed by LFS within the period described in subparagraph (d) above.

(f) Cancellation of Purchase Orders. LFS may at any time up to forty-five (45) days prior to scheduled shipment cancel a Purchase Order upon giving Moulin its reason for such action, provided that in the event that such cancellation notice is provided within a period of ninety (90) days prior to a scheduled shipment date, LFS shall pay Moulin a cancellation fee equal to Moulin’s direct and documented costs for work performed in manufacturing the Products described in such Purchase Order through the date of cancellation.

(g) Conflicting Terms and Conditions. To the extent that any term or condition contained in a validly issued and accepted Purchase Order not in conformity with Exhibit A shall conflict with a term or condition contained in this Agreement, then the term or condition contained in this Agreement shall govern. All non-conflicting terms and conditions contained in a validly issued and accepted Purchase Order shall apply as if fully set forth in this Agreement.

5. Inspection and Testing. Moulin shall inspect and test all Products prior to shipment to LFS. LFS may inspect or test any Product ordered under this Agreement upon receipt of such Product. The exercise of or failure to exercise this right does not relieve Moulin of its obligation to furnish conforming Products. Notwithstanding any prior inspection or payment by LFS, all Products shall be subject to final inspection and acceptance by LFS in accordance with quality control standards and testing as LFS deems necessary to verify that the Products are conforming. Final acceptance or rejection will be made by LFS within thirty (30) calendar days after receipt of the Products by LFS at ECCA’s distribution center in Shertz, Texas (or such other location agreed to in the Purchase Order), and, subject to the second sentence of this Section 5, the failure of LFS to reject any Product within such thirty (30) calendar day period shall constitute acceptance. If LFS rejects any non-conforming Product, LFS shall notify Moulin of such rejection, and Moulin may, at its option, repair or replace such non-conforming Product at no additional cost to LFS. Moulin will use commercially reasonable efforts to make any repairs or replacements in a timely manner.

6. Warranties.

(a) Product Warranty. Moulin warrants that (i) all Products shall conform and perform to the specifications and descriptions set forth in this Agreement or otherwise furnished by LFS to Moulin and in any Purchase Order and (ii) subject to Section 5, all Products shall be new, not refurbished or reconditioned. Moulin further warrants all Products against any defects in material and workmanship for a period of not less than 12 months from date of LFS’s acceptance of the Products or for Moulin’s standard warranty period, whichever is greater. If LFS discovers any defect in material or workmanship during the warranty period described in the preceding sentence, upon receipt of notice from LFS, Moulin will promptly remedy the defect or replace the Products at no additional cost to LFS. All costs incidental to the repair or replacement of the Products, including, but not limited to, LFS’s labor and material costs, shipping, removal, redesign, disassembly, reinstallation, reconstruction, retesting and reinspection, shall be borne by Moulin.

(b) Limitations on Liability. The foregoing warranties are exclusive and in lieu of all other warranties of quality, whether written, oral or implied. All other warranties, including without limitation, any warranty of merchantability or fitness for a particular purpose, are hereby disclaimed. Moulin agrees to indemnify LFS and its directors, officers, employees, agents, partially or wholly-owned subsidiaries, successors and assigns and save them harmless from all liability claims, suits and actions which may be made or brought against any of them by virtue of claims or demands of any kind that any purchaser of the Products from LFS or any other person may make against LFS arising from the sale or use of such Products or from any defects in the quality of such merchandise or the dangerous condition thereof, and agrees to pay judgments against and adequate products liability insurance and shall, at the request of LFS, furnish to LFS certificates thereof in connection with any Purchase Order.

7. Intellectual Property Indemnification.

(a) Moulin will indemnify, defend and hold harmless LFS and its directors, officers, employees, agents, partially or wholly-owned subsidiaries, successors and assigns from and against any and all suits, actions, legal or administrative proceedings, claims, liens, demands, damages, liabilities, losses, costs, fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (“Losses”) arising out of any claim that the Products infringe any patent, copyright, trademark, service mark, trade secret or other legally protected proprietary right of any third party, other than as provided in Section 7(b). If any Products or any portion of any Products provided under this Agreement are held to constitute an infringement and their use is enjoined by any action, lawsuit or claim or in Moulin’s opinion such Products or any portion of such Products is likely to become the subject of a claim of infringement, then Moulin within thirty (30) days of written notice of such claim will do one or more of the following: (i) undertake to procure for LFS the right to sell or continue using the Products; (ii) modify the Products to render them non-infringing but functionally equivalent; (iii) substitute the Products with a replacement that is non-infringing but functionally equivalent; or (iv) refund to LFS the sums actually paid for the Products. Notwithstanding anything to the contrary herein contained, if LFS receives notice of a claim of infringement LFS shall have the ability to cancel all orders of Products subject to such claim and shall in no way be responsible or otherwise liable for the payment of any cancellation or other similar fee.

(b) LFS will indemnify, defend and hold harmless Moulin and its directors, officers, employees, agents, partially or wholly owned subsidiaries, successors and assigns from and against any and Losses arising out of any claim that any intellectual property LFS contributes to the Products infringes (or causes the Products to infringe) any patent, copyright, trademark, service mark, trade secret or other legally protected proprietary right of any third party.

8. Confidentiality.

(a) Confidential Information. During the term of this Agreement, a Party (the “Discloser”) may disclose to the other Party (the “Recipient”), orally or in writing, Confidential Information (as defined below). During the term of this Agreement and for a period of two years thereafter, the Recipient will: (i) keep all Confidential Information strictly confidential; (ii) restrict the use of Confidential Information to the intended purpose of this Agreement; and (iii) limit dissemination of Confidential Information within its own organization to only those individuals who require disclosure for performance of their duties and who clearly understand the requirements of this Section 8. “Confidential Information” shall mean all information concerning Discloser unless specifically identified as “non-confidential,” including, but not limited to, all of Discloser’s confidential or proprietary information, trade secrets, data, know-how, formulas, designs, drawings, photographs, documentation, forms of software or electronic media, equipment, processes, ideas, methods, concepts, facilities, plans and specifications, research, development, and business and financial information.

(b) Exclusions. Recipient shall have no obligation of confidentiality and non-use with respect to any portion of Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of Recipient, (ii) is obtained from a third party who had the legal right to disclose the information to Recipient or (iii) Recipient already possesses as evidenced by Recipient’s written records predating receipt thereof from Discloser. In the event Recipient becomes legally compelled to disclose any Confidential Information, it shall immediately provide Discloser with notice thereof prior to any disclosure, shall use its best efforts to minimize the disclosure of any Confidential Information, and shall cooperate with Discloser should Discloser need to obtain a protective order or other appropriate remedy.

(c) Return of Confidential Information. Recipient will return all Confidential Information in tangible form, including, but not limited to, all copies, translations, interpretations and adaptations thereof, immediately upon request by Discloser or upon the termination of this Agreement.

9. Term. This Agreement, effective as of December 2, 2004, shall remain in full force and effect until the fifth (5th) anniversary of the date of the consummation of the merger of LFS with and into ECCA in accordance with the terms of the Merger Agreement (the “Merger Effective Date”) and shall be automatically renewed for two (2) additional one-year periods so long as, as of the last day of the preceding term, it is the case that Golden Gate and any of its affiliates (and in any event, the original purchaser of the shares of ECCA Holdings Corporation Series A-1 Preferred Stock) own at least 15% of ECCA

Holdings Corporation; provided, however, that Moulin may at its option terminate this Agreement following a “Company Sale” as defined in the Stockholders Agreement dated as of December 2, 2004 among ECCA Holdings Corporation, ECCA Holdings (Cayman) Ltd., Ample Faith Investments Limited and Golden Gate as such agreement shall be amended, restated, modified or supplemented.

10. Most Favored Nations. If Moulin or any affiliate of Moulin sells or provides (or enters into an agreement to sell or provide) any Products to any Person on (i) better price terms (including, without limitation, initial price and better rebate, volume incentive or similar price reduction provisions) or (ii) any other economic or material terms and conditions that are, solely in the case of this clause (ii), in the aggregate more favorable to such Person than the economic and material terms and conditions applicable to the sale of Products to LFS hereunder, then Moulin shall promptly notify LFS of such better price terms or such other more favorable terms and conditions, as the case may be, and the price, terms and conditions applicable hereunder shall be amended to incorporate such more favorable economic terms and conditions on a retroactive basis to the earliest date that such other terms and conditions were provided to any other party with appropriate payments for such retroactive adjustments to be made promptly to LFS.

11. Volume Incentives and Other Payments.

(a) On each March 31 and September 30 following each six month period ending on December 31st and June 30th, respectively, during the term of this Agreement Moulin agrees to pay by wire transfer in immediately available funds to an account designated by LFS the following amounts in U.S. dollars:

(i) for the first $7,000,000 of payments made by LFS to Moulin pursuant to the terms hereof during any calendar year, an amount equal to 5% of the amount of such payments;

(ii) for each incremental amount paid by LFS to Moulin during such calendar year in excess of $7,000,000 to and including $14,000,000, an amount equal to 10% of such incremental amount;

(iii) for each incremental amount paid by LFS to Moulin during such calendar year in excess of $14,000,000 to and including $21,000,000, an amount equal to 15% of such incremental amount; and

(iv) for each incremental amount paid by LFS to Moulin during such calendar year in excess of $21,000,000, an amount equal to 20% of such incremental amount.

It is acknowledged and agreed that the dollar amounts set forth above in clauses (i) through (iv) inclusive shall be pro-rated for any partial calendar year included within the term of this Agreement and with respect to calendar year 2005, such amounts shall be pro-rated for the period from the Merger Effective Date through December 31, 2005.

(b) Moulin agrees to make a payment in the amount of U.S. $300,000 to LFS on or prior to December 31, 2005 to assist LFS in its distribution, marketing and advertising of the Products.

12. Certification. Upon the request of LFS, an executive officer of Moulin shall certify to LFS that the prices, terms and conditions of sale hereunder are in compliance in all respects with Section 10. Upon the request and at the expense of LFS, and no more than once in any twelve month period, an independent accounting firm selected by Moulin and reasonably acceptable to LFS shall certify to LFS that the prices, terms and conditions of sale are in compliance in all respects with Section 10.

13. [Reserved]

14. Miscellaneous.

(a) Non-Exclusivity. Nothing herein shall be construed as preventing or in any way limiting Moulin from supplying sunglasses, ophthalmic frames or other related eyewear products and accessories to companies other than LFS and nothing herein shall be construed as preventing or in any way limiting LFS from purchasing sunglasses, ophthalmic frames or other related eyewear products and accessories from any person or entity other than Moulin.

(b) Purchasing, Sourcing and Other Instructions.

(i) All day-to-day purchasing decisions shall be made by the LFS purchasing department, in consultation with the chief executive officer of LFS or the senior management of LFS; provided, however, that in the event that any conflict or dispute occurs between LFS and Moulin with respect to any such purchasing decisions or any actions reasonably related thereto (including, without limitation, the execution, delivery or cancellation of Purchase Orders), all actions taken by LFS with respect to the disputed matter shall only be taken at the direction (to be made in good faith) of Golden Gate, which shall be a third party beneficiary of this Agreement.

(ii) All material and strategic ophthalmic frame and sunglass sourcing and purchasing policies from Moulin to be taken by or on behalf of LFS hereunder shall only be taken with the prior approval of Golden Gate (which approval by Golden Gate shall be made in good faith) in consultation with senior management of LFS.

(iii) The exercise of any remedies, whether, at law, in equity or otherwise, for any breach or violation of this Agreement or any Purchase Order by Moulin shall be taken by LFS at the sole instruction and direction of Golden Gate as a third party beneficiary hereunder.

(c) Electronic Data Interchange. To the extent Moulin determines that it is commercially reasonable (after consultation with LFS), Moulin agrees to use its reasonable efforts to implement an electronic data interchange system for the billing and invoicing of the purchase of Products under the Purchase Orders contemplated herein.

(d) Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties, their successors and assigns. Neither this Agreement nor any rights hereunder nor any indebtedness or accounts receivable arising out of a Purchase Order may be assigned by a Party without the prior written consent of the other Party; provided, however, that this Agreement may be assigned by LFS to its lenders for collateral security. Notwithstanding anything to the contrary herein contained, following the consummation of the merger of LFS with and into ECCA in accordance with the terms of the Merger Agreement, ECCA shall succeed to all of the rights and obligations of LFS hereunder.

(e) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the validity and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby, and the invalid or unenforceable provisions shall be interpreted and applied to the remaining provisions so as to produce as near as may be the economic result intended by the Parties.

(f) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if given by delivery in person, by telefax, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or any other address supplied by a party by the foregoing means:

If to Moulin or LFS:	Moulin International Holdings Limited
Room 701-4, 7th Floor, Telford House
16 Wang Hoi Road, Kowloon Bay,
Kowloon, Hong Kong
Fax: (852) 2148 7272
Attn: Anthony DiChiara/Katie Kan

If to ECCA:	Eye Care Centers of America
11103 West Avenue
San Antonio, TX 78213
Fax: (210) 524-6996
Attn: Chief Financial Officer

With a copy to:

Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attention: Prescott Ashe
Telephone: (415) 627-4500
Facsimile: (415) 627-4501

(g) Entire Understanding. This Agreement contains the entire understanding between the parties hereto of the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(h) Modifications. This Agreement may not be amended or modified orally and no provisions hereof may be waived except for a further instrument in writing, signed by the party against whom enforcement of any waiver, amendment, modification or discharge is sought.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(j) Consent to Jurisdiction.

(i) Each of the Parties (including, for the purposes of this Section 14(j) any beneficiary pursuing remedies) hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of New York, County of New York or in the United States District Court for the Southern District of New York and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices set forth in Section 14(e), such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 14(i)(ii), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(ii) Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by Applicable Law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 14(i)(i) and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

(iii) The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

(iv) The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

(v) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (A) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14(i).

(k) Headings. The section headings are placed herein solely as a matter of convenience and are not to be construed as part of this Agreement.

*        *        *        *        *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

LFS-MERGER SUB, INC.

By:	/s/ Anthony DiChiara
Name:	Anthony DiChiara
Title:	President

MOULIN INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Anthony DiChiara
Name:	Anthony DiChiara
Title:	General Counsel/EVP

GOLDEN GATE PRIVATE EQUITY, INC., solely in regards to Section 14(b) hereof

By:	/s/ John Knoll
Name:	John Knoll
Title:	Principal

Exhibit A

SHIP AS DIRECTED - DO NOT DEVIATE

SHIPPERS ARE HELD RESPONSIBLE FOR FAILURE TO COMPLY

LFS-MERGER SUB, INC.

(hereinafter referred to as the “Company”)

MOULIN INTERNATIONAL HOLDINGS LIMITED

(hereinafter referred to as the “Vendor”)

TERMS OF PURCHASE AGREEMENT

1.	This purchase order is subject to all terms and conditions printed on both sides of this order.

2.	This order is subject to anticipation of prepayment. The right to deduct discount and pay interest is reserved by us should payment for any shipment against this order be delayed. Discount and anticipation should be computed from the date of receipt of goods.

3.	All orders are void unless given in writing on Company’s printed forms.

4.	This order must be accepted according to the terms stated herein and the stating of additional or different terms will be deemed to constitute a rejection of this order. If no notification is given to the Company within ten business days after Vendor acknowledges receipt of this order, or if shipment is made of any part thereof, it is understood that the terms and condition of this order are satisfactory to and are accepted by Vendor. Performance of this order must be in accordance with its terms, dating and conditions, and there can be no changes or alterations unless in writing and signed by a duly authorized person of Company and Vendor. In addition to all other legal rights, Company reserves the right to cancel this order and/or to return at Vendor’s expense, all or any part of the merchandise in the event the merchandise is defective, or not fit for the purpose sold, or sent in excess of this order or varying from the sample from which or specifications for which the order was placed or for failure to comply with Company’s shipping or billing instructions or with any of the provision of the order and retain such of the merchandise as is satisfactory and complies with the understanding that if prior to shipment there is any reduction in the Vendor’s regular selling price for the merchandise described herein, the price specified herein will be reduced to the Vendor’s regular selling price prevailing at the time of shipment for such merchandise.

5.	Time of delivery is of the essence of this contract. Any merchandise received after the date or dates specified on this order or as otherwise set forth in the Amended and Restated Supply Agreement by and between Vendor and the Company dated as of January 28, 2005 (the “Supply Agreement”) will be held subject to the Company’s right to reject or direct disposal of all or any part thereof in accordance with the Supply Agreement. Acceptance of merchandise after the date or dates specified for delivery shall not be construed as a waiver of Company’s right to recover for late delivery set forth below. All transportation costs resulting from Vendor’s deviation from shipping instructions and any other costs incurred by the Company because of Vendor’s non-compliance with the terms and conditions of this order or the Supply Agreement, shall be charged to Vendor’s account. Acceptance of any merchandise shipped before the specified “Do not ship before” date or after the late specified date of shipment is at the Company’s option and return of any merchandise because of failure to deliver on time or to conform to the specifications of the order shall be at Vendor’s expense and charged to Vendor’s account. If the Company elects to accept any such early shipments a handling charge of 2% for each advance month or fraction thereof shall be charged to the Vendor’s account. If the Company elects to accept a shipment after the date canceled, a handling charge of 2% shall be charged to the Vendor’s account.

6.	Company shall be under no duty to inspect goods before resale; and resale, repackaging, repacking or culling up for purchase or resale, shall not be considered an acceptance of the goods so as to bar Company’s right to reject them. The return of such defective merchandise shall not relieve Vendor from liability for failing to ship satisfactory merchandise under the contract. Failure of Company to state a particular defect upon rejection shall not preclude Company from relying on unstated defects to justify rejection or establish breach.

7.	Vendor represents and warrants that all Products comply with applicable provisions of foreign, federal, state and local law, ordinances, codes and regulations and that the prices and other terms and conditions of sale and the terms on which all promotional and advertising matter are furnished by Vendor to Company comply with all such laws, ordinances, codes and regulations. Without limiting the generality of the foregoing, Vendor represents and warrants that: (a) the weights, measures, sizes, legends, words, particulars, or descriptions, if any, stamped, printed or otherwise attached to the merchandise or containers or referring to the merchandise delivered hereunder will be true and correct and comply with applicable law, (b) the merchandise delivered pursuant to this order and the manufacture thereof complies with the applicable provisions of the wage, hour and child labor provisions of the Fair Labor Standards Act and the Robinson-Patman Act, and (c) all advertising matter furnished by Vendor to Company complies with applicable law. Vendor agrees to reimburse Company against all losses, expenses and damages arising from violation or alleged violation of law by Vendor in the manufacture of the merchandise delivered hereunder or otherwise in the performance of its duties and obligations hereunder.

8.	Inclusion herein of express warranties and representations by Vendor shall not be deemed a waiver of such other warranties as may be implied in law or fact or provided for by any foreign, Federal, state or local statute or regulations. No amendment, modification or waiver of any of the terms and conditions or this order shall be effective unless in writing and signed by an officer of the Company. No waiver of any breach or of any terms or conditions of this order shall be construed to be a waiver of any subsequent breach of that term or condition or other term or condition of same or different nature of this or any other order or contract.

9.	Each Party shall be excused from performance hereunder (other than performance of obligations to make payments) solely to the extent that it is prevented from performing pursuant hereto, in whole or in part, as a result of delays caused by an act of God, war, civil disturbance, court order or other circumstances beyond its reasonable control; provided, however, that any party experiencing such circumstances shall use its commercially reasonable efforts to eliminate such circumstances at the earliest possible date.

10.	This order and the contract arising therefrom shall be construed according to the laws of the State of New York.